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                                                                                   EXHIBIT 11
                REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER COMMON SHARE
                                 UNAUDITED
                    (In thousands except per share data)

                                                Nine Months Ended         Three Months Ended
                                                  September 30,               September 30,
                                              ----------------------    -----------------------
                                                 1997         1996         1997         1996
                                              ---------    ---------    ---------    ----------
Net income per common share:

  Earnings:
      Net income                              $ 333,037    $ 310,294    $ 112,288    $ 107,652
      Less preferred stock dividends            (17,132)     (23,567)      (5,420)      (7,975)
                                              ---------    ---------    ---------    ---------

      Net income applicable to common stock   $ 315,905    $ 286,727    $ 106,868    $  99,677
                                              =========    =========    =========    =========


  Shares:
      Average number of common and common
         equivalent shares outstanding           54,747       55,711       54,844       55,396
                                              =========    =========    =========    =========

  Net income per common share                 $    5.77    $    5.15    $    1.95    $    1.80
                                              =========    =========    =========    =========
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